Exhibit 5.1

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V.

To the Board of Directors of

Fomento Ecónomico Mexicano, S.A. de C.V.

April 11, 2005

Ladies and Gentlemen:

I have acted as counsel for Fomento Económico Mexicano, S.A. de C.V. (the “Company”) in connection with the Company’s offering (the “Offering”) pursuant to a registration statement on Form F-3 (No. 333-117795) of American Depositary Shares (the “ADSs”), each representing 10 BD Units of the Company (the “BD Units”). I have reviewed the corporate actions of the Company in connection with the Offering and have examined those documents, corporate records and other instruments I deemed necessary for the purposes of this opinion.

Based on the foregoing, it is my opinion that:

1.	The Company is a sociedad anónima de capital variable duly organized and validly existing under the laws of the United States of Mexico; and

2.	The BD Units are duly authorized and, when issued and sold in accordance with the terms of the Offering, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as exhibit 5.1 to the registration statement and to the reference of my name under the captions “Description of Our Capital Stock—Other Provisions—Forfeiture of Shares,” “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus included in the registration statement.

Very truly yours,

By:	/S/ CARLOS E. ALDRETE
Carlos E. Aldrete